UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: June 23, 2022

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OGEN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c) Appointment of new President and Chief Executive Officer

On June 23, 2022, Oragenics Inc. (the “Company”) announced that the Board of Directors approved the appointment of Kimberly Murphy, as the Company’s new President and Chief Executive Officer of the Company.

On June 23, 2022, Ms. Murphy entered into an Executive Employment Agreement with the Company under the terms substantially similar to the employment agreements of existing executives. Under the terms of her Executive Employment Agreement, Ms. Murphy’s employment with the Company became effective June 23, 2022 and she receives an annual base salary of $430,000 and will be eligible for a Performance Bonus with a target of 50% of her annual salary based on appropriate Company based and individual based targets in the discretion of the Compensation Committee as approved by the full Board of Directors. Ms. Murphy will be eligible to participate in the medical insurance and other benefits available to all employees except her annual vacation will be set at four (4) weeks.

In connection with Ms. Murphy’s employment, she also was awarded stock options to acquire 800,000 shares of common stock under the Company’s 2021 Equity Incentive Plan (the “Plan”), at an exercise price of $0.295 which was the Company’s closing price on the grant date. The options shall vest as follows: 160,000 options shall vest on the grant date, 160,000 options shall vest on December 23, 2022, 160,000 options shall vest on June 23, 2023, 160,000 options shall vest on December 23, 2023, and 160,000 options shall vest on June 23, 2024, in each case provided Ms. Murphy has remained in continuous employment with the Company through such dates.

The Executive Employment Agreement is terminable at any time by the Company and upon 30 days’ notice by Ms. Murphy. Upon separation for any reason Ms. Murphy shall receive her base salary accrued through the date of termination, and any vested rights and benefits provided under employee benefit plans and programs of the Company. In addition, if Ms. Murphy’s separation from employment is terminated by the Company without Cause, for Good Reason by Ms. Murphy or for non-renewal by the Company after the end of the Initial Term and Ms. Murphy signs a full general release then the Company would be obligated to pay Ms. Murphy six months of her annual base salary as severance plus any earned but unpaid Performance Bonus.

If Ms. Murphy’s employment is terminated by the Company without Cause or by Ms. Murphy for Good Reason during the period of 90 days either prior to or following a Change in Control and Ms. Murphy signs a full general release then the Company would be obligated to pay Ms. Murphy six months of her annual base salary as severance, any earned, accrued but unpaid bonus Performance Bonus and Ms. Murphy’s Performance Bonus for the year of the Change in Control at target level of performance. Additionally, with any such termination Ms. Murphy’s stock options or other stock awards under the Company’s 2021 Equity Incentive Plan which are not vested shall vest as of her termination date. Under the Executive Employment Agreement, “Change in Control” is defined as a transaction or series of transactions which constitutes a sale of control of the Company, a change in effective control of the Company, or a sale of all or substantially all of the assets of the Company, or a transaction which qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of substantially all of the assets” of the Company under the standards set forth in Treasury Regulation section 1.409A-3(i)(5).

In the Executive Employment Agreement Ms. Murphy has agreed to duties of non-disclosure of Confidential Information, non-competition and non-solicitation and Company ownership of development provisions.

The foregoing summary is qualified in its entirety by the specific terms of the Executive Employment Agreement attached as Exhibit 10.1 to this Form 8-K which is incorporated herein by reference.

We issued a press release on June 23, 2022 regarding the effective appointment of Ms. Murphy as the Company’s President and Chief Executive Officer and continuing service on our Board of Directors. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

(e) Compensatory Arrangements of Certain Officers

Executive Officer Equity Award. On June 23, 2022, the Compensation Committee and Board of Directors approved a stock option award to Mr. Michael Sullivan, the Company’s Chief Financial Officer, of 250,000 shares of the Company’s common stock under the Plan in connection with his interim duties as Principal Executive Officer which ceased commensurate with Ms. Murphy’s appointment as Chief Executive Officer and President, referenced above. Mr. Sullivan’s stock option award vests immediately and is exercisable at $0.295 per share, the closing price of the Company’s common stock on the grant date, June 23, 2022. The stock option award is subject to the terms and conditions of the Company’s form of employee stock option agreement.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Number	Description

10.1	Executive Employment Agreement for Ms. Murphy dated June 23, 2022.

99.1	Press release, dated June 23, 2022 regarding new President and Chief Executive Officer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 23rd day of June, 2022.

ORAGENICS, INC.
(Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan
Chief Financial Officer